Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2026 FISCAL FIRST QUARTER

Sioux Falls, S.D., January 22, 2026 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH), a U.S.-based financial holding company driven by its purpose to power financial inclusion for all, today reported its results for the 2026 fiscal first quarter. The Company reported net income of $35.2 million, or $1.57 per share, for the three months ended December 31, 2025, compared to net income of $30.0 million, or $1.23 per share, for the three months ended December 31, 2024.
CEO Brett Pharr said, "We started the fiscal year in a position of strength. Overall, we are pleased with the financial results achieved in the quarter, which were marked by solid growth in our core business including growing interest income in commercial finance with a lower provision, increasing core card and deposit fee income, and flat expenses. Our strategy continues to drive strong results, and we are seeing positive outcomes driven by what we accomplished in fiscal 2025. We look forward to delivering on our fiscal 2026 goals which we believe will set us up for sustainable growth in the future."
Financial Highlights for the 2026 Fiscal First Quarter
All highlights are compared to the same fiscal quarter in the prior year period.
•Total revenue for the first quarter was $173.1 million. Interest income on commercial finance loans increased $9.2 million reflecting the ongoing balance sheet optimization strategy.
•New loan originations during the quarter increased from $1.38 billion to $1.89 billion, driven by increases in consumer and commercial finance. The increase in consumer loan originations was primarily due to the new contract announced during fiscal 2025 and growth with current partners.
•Annualized return on average assets was 1.87% and return on average tangible equity was 26.72%, both improvements over the prior year period.
•The Company repurchased 651,804 shares of common stock at an average share price of $72.07. As of December 31, 2025, there were 4,286,012 shares available for repurchase under the current common stock share repurchase program.
Net Interest Income
Net interest income for the first quarter of fiscal 2026 was $119.3 million, which was a decrease of 5% compared to the same quarter in fiscal 2025.
The Company’s average interest-earning assets for the first quarter of fiscal 2026 increased by $75.8 million to $6.81 billion compared to the same quarter in fiscal 2025, primarily due to increases in average outstanding balances in total loan and lease balances partially offset by decreases in securities investment balances. The first quarter average outstanding balance of loans and leases increased $353.7 million compared to the same quarter of the prior fiscal year, due to increases in the commercial finance, warehouse finance, and tax services portfolios, partially offset by a decrease in the consumer finance portfolio.

Fiscal 2026 first quarter NIM decreased to 6.95% from 7.38% in the first fiscal quarter of 2025. When including contractual, rate-related processing expense associated with deposits on the Company's balance sheet, NIM would have been 5.61% in the fiscal 2026 first quarter compared to 5.95% during the fiscal 2025 first quarter. See non-GAAP reconciliation table at the end of the press release. The overall reported tax-equivalent yield (“TEY”) on average interest-earning assets decreased 50 basis point to 7.07% compared to the prior year quarter. The yield on the loan and lease portfolio was 8.56% compared to 9.55% for the comparable period last year and the TEY on the securities portfolio was 3.05% compared to 3.10% over that same period. The decreases in NIM, the TEY on average interest-earning assets, and the yield on the loan and lease portfolio was primarily driven by the sale of more than half of the held for sale consumer finance portfolio in October 2025 that was accounted for using a gross accounting methodology, and therefore, recorded at higher yields with offsetting entries not included in net interest income.
The Company's cost of funds for all deposits and borrowings averaged 0.12% during the fiscal 2026 first quarter, as compared to 0.20% during the prior year quarter. The Company's overall cost of deposits was 0.01% in the fiscal first quarter of 2026, as compared to 0.05% during the prior year quarter. When including contractual, rate-related processing expense associated with deposits on the Company's balance sheet, the Company's overall cost of deposits was 1.49% in the fiscal 2026 first quarter, as compared to 1.63% during the prior year quarter. See non-GAAP reconciliation table at the end of the press release.
Noninterest Income
Fiscal 2026 first quarter noninterest income decreased 6% to $53.8 million, compared to $57.4 million for the same period of the prior year. The decrease in noninterest income when comparing the current period to the same period of the prior year was primarily driven by decreases in rental income, other income, and gain on sale of other, partially offset by an increase in card and deposit fee income. Additionally, during the prior year period, the Company recognized a $16.4 million gain on divestiture which was almost completely offset by a loss on sale of securities of $15.7 million.
Servicing fee income on custodial deposits totaled $3.4 million during the 2026 fiscal first quarter, compared to $4.5 million for the same period of the prior year. For the fiscal quarter ended September 30, 2025, servicing fee income on custodial deposits totaled $2.6 million. The year-over-year decrease in servicing fee income on custodial deposit balances held at partner banks was due to a reduction in rates following reductions in the Effective Federal Funds Rate ("EFFR"). The sequential increase in servicing fee income on custodial deposit balances held at partner banks was due to higher quarterly average deposits balances held at partner banks.
Noninterest Expense
Noninterest expense was $127.2 million for the fiscal 2026 first quarter, as compared to $127.8 million for the same quarter last year. The marginal decrease was primarily attributable to reductions in card processing expense, other expense, and operating and lease equipment depreciation, partially offset by increases in compensation and benefits, building and software, and legal and consulting expense.
Card processing expense is primarily driven by rate-related agreements with Partner Solutions relationships. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the EFFR and reprices immediately upon a change in the EFFR. Approximately 66% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2026 first quarter. For the fiscal quarter ended December 31, 2025, contractual, rate-related processing expense was $23.8 million, as compared to $24.9 million for the fiscal quarter ended September 30, 2025, and $25.6 million for the fiscal quarter ended December 31, 2024.
Income Tax Expense
The Company recorded an income tax expense of $7.2 million, representing an effective tax rate of 16.9%, for the fiscal 2026 first quarter, compared to an income tax expense of $6.0 million, representing an effective tax rate of 16.6%, for the first quarter last fiscal year. The current quarter increase in income tax expense compared to the prior year quarter was primarily due to the increase in income.

The Company originated $19.7 million in renewable energy leases during the fiscal 2026 first quarter, resulting in $5.2 million in total net investment tax credits. During the first quarter of fiscal 2025, the Company originated $9.3 million in renewable energy leases resulting in $3.2 million in total net investment tax credits. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.

Investments, Loans and Leases

(Dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total investments	$1,338,709	$1,357,151	$1,397,613	$1,442,855	$1,512,091

Loans held for sale
Term lending	5,000	—	5,736	—	7,860
Lease financing	619	690	93	—	424
SBA/USDA	31,338	15,654	9,564	15,188	21,786
Consumer finance	51,012	163,077	34,374	30,579	42,578
Total loans held for sale	87,969	179,421	49,767	45,767	72,648

Term lending	2,506,777	2,302,540	2,003,699	1,766,432	1,735,539
Asset-based lending	629,317	593,265	610,852	542,483	608,261
Factoring	213,888	217,501	241,024	224,520	364,477
Lease financing	136,505	149,236	134,214	134,856	138,305
SBA/USDA	520,461	511,488	674,902	701,736	595,965
Other commercial finance	140,229	149,939	153,321	154,728	174,097
Commercial finance	4,147,177	3,923,969	3,818,012	3,524,755	3,616,644
Consumer finance	132,045	93,319	226,380	246,202	280,001
Tax services	62,049	2,532	37,419	55,973	45,051
Warehouse finance	641,669	645,186	664,110	643,124	624,251
Total loans and leases	4,982,940	4,665,006	4,745,921	4,470,054	4,565,947
Net deferred loan origination costs (fees)	(85)	(98)	(2,597)	(5,184)	(3,266)
Total gross loans and leases	4,982,855	4,664,908	4,743,324	4,464,870	4,562,681
Allowance for credit losses	(58,840)	(53,319)	(105,995)	(102,890)	(74,337)
Total loans and leases, net	$4,924,015	$4,611,589	$4,637,329	$4,361,980	$4,488,344
The Company's investment security balances at December 31, 2025 totaled $1.34 billion, as compared to $1.36 billion at September 30, 2025 and $1.51 billion at December 31, 2024. The year-over-year decrease was primarily related to the sale of investment securities AFS during the second and fourth quarters of fiscal 2025 and normal paydown activity of investment security balances during the fiscal year.
Total gross loans and leases totaled $4.98 billion at December 31, 2025, as compared to $4.66 billion at September 30, 2025 and $4.56 billion at December 31, 2024. The drivers for the sequential increase were increases in the commercial finance, seasonal tax services, and seasonal consumer finance portfolios, partially offset by a slight decrease in the warehouse finance portfolio. The year-over-year increase was due to increases in the commercial finance, warehouse finance, and seasonal tax services portfolios, partially offset by a decrease in the consumer finance portfolio. The year-over-year decrease in consumer finance was due to the aforementioned loan sale within the consumer finance portfolio that occurred in October 2025.

Commercial finance loans, which comprised 83% of the Company's loan and lease portfolio, totaled $4.15 billion at December 31, 2025, reflecting an increase of $223.2 million, or 6%, from September 30, 2025 and an increase of $530.5 million, or 15%, from December 31, 2024. The sequential increase was primarily driven by increases of $204.2 million in term lending and $36.1 million in asset-based lending, partially offset by decreases in lease financing, other commercial finance, and factoring. The year-over-year increase was primarily driven by increases of $771.2 million in term lending and $21.1 million in asset-based lending, partially offset by decreases of $150.6 million in factoring, $75.5 million in SBA/USDA, and $33.9 million in other commercial finance.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $58.8 million at December 31, 2025, an increase compared to $53.3 million at September 30, 2025 and a decrease compared to $74.3 million at December 31, 2024. The increase in the ACL at December 31, 2025, when compared to September 30, 2025, was primarily due to a $2.6 million increase in the allowance related to the consumer finance portfolio, a $1.9 million increase in the allowance related to the commercial finance portfolio, and a $1.1 million increase in the allowance related to the tax services portfolio.
The $15.5 million year-over-year decrease in the ACL was primarily driven by the decrease in the allowance related to the consumer finance portfolio of $21.3 million, partially offset by a $5.5 million increase in the allowance related to the commercial finance portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Commercial finance	1.16%	1.18%	1.27%	1.10%	1.18%
Consumer finance	6.85%	6.88%	11.69%	12.04%	10.84%
Tax services	1.71%	—%	81.32%	60.35%	1.75%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.18%	1.14%	2.23%	2.30%	1.63%
Total loans and leases excluding tax services	1.17%	1.14%	1.60%	1.57%	1.63%

The Company's ACL as a percentage of total loans and leases increased to 1.18% at December 31, 2025 from 1.14% at September 30, 2025 and decreased from 1.63% at December 31, 2024. The year-over-year decrease in the total loans and leases coverage ratio was primarily driven by the decrease in the ACL related to the decrease in the consumer finance portfolio due to the aforementioned loan sale within the consumer finance portfolio that occurred in October 2025.

Activity in the ACL for the periods presented was as follows.

(Unaudited)	Three Months Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Beginning balance	$53,319	$105,995	$71,765
Provision (reversal of) - tax services loans	(1,398)	(660)	1,301
Provision (reversal of) - all other loans and leases	4,706	(5,797)	17,542
Charge-offs - tax services loans	—	(30,426)	(741)
Charge-offs - all other loans and leases	(3,407)	(17,704)	(16,987)
Recoveries - tax services loans	2,459	657	228
Recoveries - all other loans and leases	3,161	1,254	1,229
Ending balance	$58,840	$53,319	$74,337

The Company recognized a provision for credit losses of $3.2 million for the quarter ended December 31, 2025, compared to provision for credit losses of $18.7 million for the comparable period in the prior fiscal year. The period-over-period decrease in provision for credit losses was primarily due to decreases in provision for credit losses in the commercial finance portfolio of $7.4 million, consumer finance portfolio of $5.3 million, and the tax services portfolio of $2.7 million. The Company recognized net recoveries of $2.2 million for the quarter ended December 31, 2025, compared to net charge-offs of $16.3 million for the quarter ended December 31, 2024. Net recoveries attributable to the seasonal tax services and commercial finance portfolios for the quarter ended December 31, 2025 were $2.5 million and $1.3 million respectively, while net charge-offs of $1.5 million were recognized in the consumer finance portfolio. Net charge-offs attributable to the commercial finance, consumer finance, and tax services portfolios for the same quarter of the prior year were $8.1 million, $7.7 million, and $0.5 million, respectively.
The Company's past due loans and leases were as follows for the periods presented.

As of December 31, 2025	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$148	$150	$235	$533	$87,436	$87,969	$235	$—	$235

Commercial finance	54,278	22,871	90,103	167,252	3,979,925	4,147,177	11,447	96,781	108,228
Consumer finance	1,383	691	602	2,676	129,369	132,045	602	—	602
Tax services	—	—	—	—	62,049	62,049	—	—	—
Warehouse finance	—	—	—	—	641,669	641,669	—	—	—
Total loans and leases held for investment	55,661	23,562	90,705	169,928	4,813,012	4,982,940	12,049	96,781	108,830

Total loans and leases	$55,809	$23,712	$90,940	$170,461	$4,900,448	$5,070,909	$12,284	$96,781	$109,065

As of September 30, 2025	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$2,319	$1,860	$1,521	$5,700	$173,721	$179,421	$1,521	$—	$1,521

Commercial finance	31,505	18,061	53,833	103,399	3,820,570	3,923,969	12,900	81,416	94,316
Consumer finance	909	778	826	2,513	90,806	93,319	826	—	826
Tax services	—	—	2,477	2,477	55	2,532	2,477	—	2,477
Warehouse finance	—	—	—	—	645,186	645,186	—	—	—
Total loans and leases held for investment	32,414	18,839	57,136	108,389	4,556,617	4,665,006	16,203	81,416	97,619

Total loans and leases	$34,733	$20,699	$58,657	$114,089	$4,730,338	$4,844,427	$17,724	$81,416	$99,140
The Company's nonperforming assets at December 31, 2025 were $111.5 million, representing 1.47% of total assets, compared to $101.7 million, or 1.42% of total assets at September 30, 2025 and $37.5 million, or 0.49% of total assets at December 31, 2024.

The increase in the nonperforming assets as a percentage of total assets at December 31, 2025, compared to September 30, 2025, was driven by an increase in nonperforming loans in the commercial finance portfolio, partially offset by decreases in the tax services and consumer finance portfolios. When comparing the current period to the same period of the prior year, the increase was driven by an increase in nonperforming loans in the commercial finance portfolio, partially offset by a decrease in nonperforming loans in the consumer finance portfolio.
The Company's nonperforming loans and leases at December 31, 2025, were $109.1 million, representing 2.15% of total gross loans and leases, compared to $99.1 million, or 2.05% of total gross loans and leases at September 30, 2025 and $35.2 million, or 0.76% of total gross loans and leases at December 31, 2024.
Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $6.31 billion for the three-month period ended December 31, 2025, compared to $6.25 billion for the same period in the prior fiscal year. Total average deposits for the fiscal 2026 first quarter increased by $92.6 million to $6.17 billion compared to the same period in fiscal 2025. The increase in average deposits was primarily due to an increase in noninterest-bearing deposits, partially offset by a decrease in wholesale deposits.
Total end-of-period deposits decreased 3% to $6.35 billion at December 31, 2025, from $6.52 billion at December 31, 2024. The decrease in end-of-period deposits was primarily driven by a decrease in noninterest-bearing deposits of $205.8 million, partially offset by an increase in money market deposits of $31.9 million.
As of December 31, 2025, the Company managed $1.05 billion of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR. The sequential quarter increase of $835.5 million in these customer deposits held at other banks reflects normal seasonal patterns during the first quarter of the fiscal year.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at December 31, 2025, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	December 31, 2025(1)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Company
Tier 1 leverage capital ratio	9.51%	9.79%	9.78%	8.31%	8.91%
Common equity Tier 1 capital ratio	12.02%	12.70%	12.87%	13.64%	12.15%
Tier 1 capital ratio	12.26%	12.95%	13.12%	13.91%	12.40%
Total capital ratio	13.67%	14.27%	14.76%	15.57%	14.03%
Bank
Tier 1 leverage ratio	9.84%	10.00%	10.00%	8.51%	9.16%
Common equity Tier 1 capital ratio	12.67%	13.23%	13.43%	14.25%	12.78%
Tier 1 capital ratio	12.67%	13.23%	13.43%	14.25%	12.78%
Total capital ratio	13.73%	14.19%	14.68%	15.51%	14.03%
(1) December 31, 2025 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total stockholders' equity	$853,712	$857,454	$818,146	$814,046	$757,554
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	284,815	285,158	285,482	285,865	286,171
LESS: Certain other intangible assets	17,746	18,077	17,091	16,363	16,951
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	5,877	5,733	2,669	5,788	15,039
LESS: Net unrealized (losses) on available for sale securities	(133,516)	(143,190)	(158,673)	(163,206)	(187,833)
LESS: Noncontrolling interest	(823)	(591)	(856)	(658)	(756)
ADD: Adoption of Accounting Standards Update 2016-13	—	1,788	1,788	1,788	1,788
Common Equity Tier 1(1)	679,613	694,055	674,221	671,682	629,770
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(437)	(307)	(513)	(381)	(462)
Total Tier 1 capital	692,837	707,409	687,369	684,962	642,969
Allowance for credit losses	59,687	52,455	65,960	62,042	64,904
Subordinated debentures, net of issuance costs	19,821	19,796	19,770	19,744	19,719
Total capital	$772,345	$779,660	$773,099	$766,748	$727,592
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Thursday, January 22, 2026. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 981737.
The Quarterly Investor Update slide presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Partner Solutions and Commercial Finance business lines. These strategic business lines provide support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results, including our performance expectations and fiscal 2026 financial guidance; our fiscal 2026 goals and strategy; progress on key strategic initiatives; our value proposition, including opportunities for revenue growth; expected results of our partnerships; impacts of our improved data analytics, underwriting and monitoring processes; impacts of our evolved operating model; expected nonperforming loan resolutions and net charge-off rates; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology, including impacts of technology investments. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate and changes in international trade policies, tariffs, and treaties affecting imports and exports, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; trade disputes, barriers to trade or the emergence of trade restrictions; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses; the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with and any actions which may be initiated by our regulators, and any related increases in compliance and other costs; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase; and the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, government shutdowns, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K, as amended, for the Company’s fiscal year ended September 30, 2025, and in the Company's other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$331,217	$120,568	$258,343	$254,249	$597,396
Securities available for sale, at fair value	1,310,047	1,327,843	1,367,340	1,411,520	1,480,090
Securities held to maturity, at amortized cost	28,662	29,308	30,273	31,335	32,001
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	24,310	24,708	29,451	24,276	24,454
Loans held for sale	87,969	179,421	49,767	45,767	72,648
Loans and leases	4,982,855	4,664,908	4,743,324	4,464,870	4,562,681
Allowance for credit losses	(58,840)	(53,319)	(105,995)	(102,890)	(74,337)
Accrued interest receivable	36,174	38,520	39,996	37,081	35,279
Premises, furniture, and equipment, net	42,370	40,632	39,799	39,542	38,263
Rental equipment, net	154,533	159,446	181,370	202,194	206,754
Goodwill and intangible assets	309,712	310,430	311,193	311,992	313,074
Other assets	311,196	329,879	284,983	274,850	315,122
Total assets	$7,560,205	$7,172,344	$7,229,844	$6,994,786	$7,603,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	6,350,394	5,886,947	6,005,246	5,819,209	6,518,953
Short-term borrowings	—	9,000	115,000	—	—
Long-term borrowings	33,482	33,456	33,431	33,405	33,380
Accrued expenses and other liabilities	322,617	385,487	258,019	328,125	293,538
Total liabilities	6,706,493	6,314,890	6,411,696	6,180,739	6,845,871

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	222	228	230	235	241
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	651,199	648,330	646,044	643,888	640,422
Retained earnings	346,529	359,830	337,321	341,775	313,446
Accumulated other comprehensive loss	(134,996)	(145,461)	(159,709)	(166,311)	(190,917)
Treasury stock, at cost	(8,419)	(4,882)	(4,882)	(4,882)	(4,882)
Total equity attributable to parent	854,535	858,045	819,004	814,705	758,310
Noncontrolling interest	(823)	(591)	(856)	(658)	(756)
Total stockholders’ equity	853,712	857,454	818,148	814,047	757,554
Total liabilities and stockholders’ equity	$7,560,205	$7,172,344	$7,229,844	$6,994,786	$7,603,425

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024
Interest and dividend income:
Loans and leases, including fees	$107,775	$115,446	$111,849
Mortgage-backed securities	7,812	8,149	8,986
Other investments	5,635	5,845	7,522
	121,222	129,440	128,357
Interest expense:
Deposits	206	283	775
FHLB advances and other borrowings	1,678	1,205	2,331
	1,884	1,488	3,106

Net interest income	119,338	127,952	125,251

Provision for credit loss	3,230	(6,431)	18,661

Net interest income after provision for credit loss	116,108	134,383	106,590

Noninterest income:
Refund transfer product fees	355	1,061	410
Refund advance and other tax fee income	131	(711)	459
Card and deposit fees	30,140	27,770	29,066
Rental income	11,620	11,864	13,708
(Loss) on sale of securities	—	(2,185)	(15,671)
Gain on divestitures	—	—	16,404
Secondary market revenue	4,157	10,122	4,378
Gain on sale of other	488	3,144	987
Other income	6,872	7,691	7,637
Total noninterest income	53,763	58,756	57,378

Noninterest expense:
Compensation and benefits	51,864	50,740	49,292
Refund transfer product expense	73	133	108
Refund advance expense	72	16	34
Card processing	30,437	32,693	33,314
Building and software	12,580	11,448	9,706
Operating lease equipment depreciation	9,995	10,861	11,426
Legal and consulting	5,554	14,272	5,225
Intangible amortization	718	763	812
Impairment expense	—	3,325	—
Other expense	15,920	20,520	17,880
Total noninterest expense	127,213	144,771	127,797

Income before income tax expense	42,658	48,368	36,171

Income tax expense	7,193	9,300	6,005

Net income before noncontrolling interest	35,465	39,068	30,166
Net income attributable to noncontrolling interest	299	265	199
Net income attributable to parent	$35,166	$38,803	$29,967

Less: Allocation of Earnings to participating securities(1)	49	139	123
Net income attributable to common shareholders(1)	35,117	38,664	29,844
Earnings per common share:
Basic	$1.57	$1.70	$1.23
Diluted	$1.57	$1.69	$1.23
Shares used in computing earnings per common share:
Basic	22,312,973	22,708,085	24,221,697
Diluted	22,381,460	22,841,774	24,280,371
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2025			2024
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$275,336	$1,799	2.59%	$239,614	$2,258	3.74%
Mortgage-backed securities	1,122,081	7,812	2.76%	1,309,926	8,986	2.72%
Tax-exempt investment securities	107,375	734	3.43%	120,707	845	3.52%
Asset-backed securities	136,468	1,747	5.08%	188,163	2,604	5.49%
Other investment securities	173,376	1,355	3.10%	234,087	1,815	3.07%
Total investments	1,539,300	11,648	3.05%	1,852,883	14,250	3.10%
Commercial finance	4,109,353	83,833	8.09%	3,687,369	74,612	8.03%
Consumer finance	199,184	9,457	18.84%	316,402	22,341	28.01%
Tax services	45,053	(40)	(0.35)%	36,785	132	1.43%
Warehouse finance	644,467	14,525	8.94%	603,824	14,764	9.70%
Total loans and leases	4,998,057	107,775	8.56%	4,644,380	111,849	9.55%
Total interest-earning assets	$6,812,693	$121,222	7.07%	$6,736,877	$128,357	7.57%
Noninterest-earning assets	645,462			629,600
Total assets	$7,458,155			$7,366,477

Interest-bearing liabilities:
Interest-bearing checking	$944	$—	0.08%	$685	$—	0.21%
Savings	44,018	4	0.03%	45,469	3	0.03%
Money markets	212,420	169	0.31%	180,104	385	0.85%
Time deposits	2,636	6	0.91%	4,208	3	0.25%
Wholesale deposits	2,687	27	4.02%	26,892	384	5.67%
Total interest-bearing deposits (a)	262,705	206	0.31%	257,358	775	1.19%
Overnight fed funds purchased	98,240	1,047	4.23%	131,337	1,670	5.05%
Subordinated debentures	19,805	357	7.15%	19,702	355	7.14%
Other borrowings	13,661	274	7.95%	13,661	306	8.89%
Total borrowings	131,706	1,678	5.06%	164,700	2,331	5.62%
Total interest-bearing liabilities	394,411	1,884	1.90%	422,058	3,106	2.92%
Noninterest-bearing deposits (b)	5,911,161	—	—%	5,823,877	—	—%
Total deposits and interest-bearing liabilities	$6,305,572	$1,884	0.12%	$6,245,935	$3,106	0.20%
Other noninterest-bearing liabilities	320,242			335,839
Total liabilities	6,625,814			6,581,774
Shareholders' equity	832,341			784,703
Total liabilities and shareholders' equity	$7,458,155			$7,366,477
Net interest income and net interest rate spread including noninterest-bearing deposits		$119,338	6.95%		$125,251	7.37%

Net interest margin			6.95%			7.38%
Tax-equivalent effect			0.01%			0.01%
Net interest margin, tax-equivalent(2)			6.96%			7.39%

Total cost of deposits (a+b)	6,173,866	206	0.01%	6,081,235	775	0.05%
(1) Tax rate used to arrive at the TEY for the three months ended December 31, 2025 and 2024 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Equity to total assets	11.29%	11.96%	11.32%	11.64%	9.96%
Book value per common share outstanding	$38.51	$37.65	$35.64	$34.55	$31.41
Tangible book value per common share outstanding	$24.54	$24.02	$22.09	$21.31	$18.43
Common shares outstanding	22,169,535	22,772,570	22,953,608	23,558,939	24,119,416
Nonperforming assets to total assets	1.47%	1.42%	1.03%	0.59%	0.49%
Nonperforming loans and leases to total loans and leases	2.15%	2.05%	1.49%	0.88%	0.76%
Net interest margin	6.95%	7.46%	7.43%	7.12%	7.38%
Net interest margin, tax-equivalent	6.96%	7.47%	7.44%	7.13%	7.39%
Return on average assets	1.87%	2.09%	2.36%	3.63%	1.61%
Return on average equity	16.76%	18.93%	21.19%	39.19%	15.15%
Return on average tangible equity	26.72%	30.65%	34.77%	65.66%	25.45%
Full-time equivalent employees	1,170	1,179	1,178	1,155	1,170

Non-GAAP Reconciliations

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Average interest earning assets	$6,812,693	$6,803,398	$6,736,877
Net interest income	$119,338	$127,952	$125,251
Net interest margin	6.95%	7.46%	7.38%
Quarterly average total deposits	$6,173,866	$6,185,496	$6,081,235
Deposit interest expense	$206	$283	$775
Cost of deposits	0.01%	0.02%	0.05%

Adjusted Net Interest Margin with contractual, rate-related card expense associated with deposits on the Company's balance sheet
Average interest earning assets	$6,812,693	$6,803,398	$6,736,877
Net interest income	119,338	127,952	125,251
Less: Contractual, rate-related processing expense	23,013	24,346	24,241
Adjusted net interest income	$96,325	$103,607	$101,010
Adjusted net interest margin	5.61%	6.04%	5.95%
Average total deposits	$6,173,866	$6,185,496	$6,081,235
Deposit interest expense	206	283	775
Add: Contractual, rate-related processing expense	23,013	24,346	24,241
Adjusted deposit expense	$23,219	$24,629	$25,016
Adjusted cost of deposits	1.49%	1.58%	1.63%